Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact:	Ron Blevins
330 Hospital Road		Sr. Vice President & Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

January 16, 2004

For Immediate Release

Eastern Virginia Bankshares Announces Record Earnings, Increases Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported record fourth quarter and full year net income, and announced declaration of a quarterly dividend.

EVBS reported fourth quarter net income of $1.85 million, or $0.38 per share, and $7.08 million, or $1.46 per share, for the year ended December 31, 2003. For the quarter ended December 31, 2003, net income increased $232 thousand, or 14.3%, from fourth quarter 2002 net income of $1.62 million. Earnings per share increased $0.05 per share from $0.33 per share in the same quarter of 2002. Net income increased 6.5%, and earnings per share increased 7.4% for the year ended December 31,2003, compared to the year 2002. Increases for both the quarter and the year were due to significant growth in earning assets. The Company’s net interest margin declined 10 basis points to 4.78% for the quarter compared to 4.88% for the fourth quarter of 2002 and increased three basis points to 4.89% for the year compared to 4.86% for 2002. Noninterest income of $1.3 million increased 50.4% or $434 thousand over the fourth quarter 2002 level of $861 thousand, and increased 25.1%, or $790 thousand, to $3.9 million for the year. Increases in both net interest income and noninterest income were favorably impacted by the acquisition of three branches from BB&T/First Virginia Bank-Hampton Roads late in the third quarter.

Noninterest expense of $5.5 million increased 26.2% over the $4.4 million reported for the fourth quarter of 2002 and increased 26.3% to $18.9 million for the year ended December 31, 2003 as the result of overall growth including the opening of the Gloucester Point office in the first quarter and the acquisition of the three BB&T/First Virginia Bank-Hampton Roads offices late in the third quarter. Loan loss provision expense of $665 thousand for the fourth quarter was a $315 thousand or a 90% increase over the $315 thousand expense in the fourth quarter of 2002. For the year, loan loss provision expense of $1.6 million was a $122 thousand increase over the 2002 expense of $1.5 million. The increase in the loan loss provision expense in the fourth quarter was a result of the acquisition of $28.3 million in loans as part of the BB&T/First Virginia Bank-Hampton Roads branch acquisition. Absent the loan acquisition, loan loss provision expense for 2003 would have been below the level for 2002. Asset quality remains strong with non-performing loans as a percentage of total loans improving from 0.86% at year end 2002 to 0.84% at December 31, 2003. Net loan charge offs for the year decreased to 0.21% of average loans for the year, compared to 0.26% of average loans in 2002.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 13.14% and 1.09%, respectively, for the quarter ended December 31, 2003, compared to 12.31% and 1.21%, respectively, for the fourth quarter of 2002. For the full year 2003, ROE and ROA were 12.96% and 1.21%, respectively, compared to 13.33% and 1.33% for the year 2002.

As noted above, the Company continues to experience strong balance sheet growth with period end total assets increasing $136.9 million, or 25.3%, from $540.3 million at December 31, 2002. Loans, net of allowance for loan losses, increased $86.9 million from $393.4 million at year end 2002 to $480.3 million at December 31, 2003. Total deposits increased $112.0 million, or 23.9%, from $469.1 million at year end 2002 to $581.1 million at December 31, 2003. With the increase in deposits exceeding loan growth, investment securities increased $39.2 million, or 38.4%, to $141.4 million at December 31, 2003, compared to $102.2 million at year end 2002. Stockholders’ equity increased 7.9%, or $4.2 million, from $52.4 million at December 31, 2002 to $56.6 million at December 31, 2003. Southside Bank’s late September acquisition of branches divested by First Virginia Bank–Hampton Roads in Southampton, Surry, and Sussex Counties added $66.0 million in deposits and $28.3 million in loans to the Company’s balance sheet. The acquisition was accretive to fourth quarter net income and had a positive impact on ROE while decreasing ROA.

President and CEO Joe Shearin stated “We are extremely pleased with our performance during 2003, especially with the positive earnings trend as indicated by the increase in our earnings per share for the fourth consecutive quarter. These results were accomplished in a challenging economic climate during a period in which our company was making major infrastructure investments that increased noninterest expenses. Operating in four distinct markets gives us a unique opportunity to achieve improved earnings and growth, all within our mission as community bankers”.

President and CEO Joe Shearin is also pleased to announce that the Board of Directors declared a regular quarterly dividend of $0.15 per share payable on February 10, 2004 to shareholders of record as of January 30, 2004.

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank, and Southside Bank, operates 20 retail branches in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Eastern Virginia Bankshares

Selected Financial Information

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2003	12/31/2002
Income Statements
Interest income	$9,972	$8,912
Interest expense	2,713	2,877

Net interest income	7,259	6,035
Provision for loan losses	665	350
Noninterest income	1,295	861
Noninterest expense	5,519	4,372
Income tax expense	518	554

Net income	$1,852	$1,620
Earnings per share, basic and assuming dilution	$0.38	$0.33
Selected Ratios
Return on average assets	1.09%	1.21%
Return on average equity	13.14%	12.31%
Net interest margin	4.78%	4.88%

	Year Ended
	12/31/2003	12/31/2002
Interest income	$36,631	$34,617
Interest expense	10,421	12,107

Net interest income	26,210	22,510
Provision for loan losses	1,637	1,515
Noninterest income	3,943	3,153
Noninterest expense	18,880	14,953
Income tax expense	2,553	2,546

Net income	$7,083	$6,649
Earnings per share, basic and assuming dilution	$1.46	$1.36
Selected Ratios
Return on average assets	1.21%	1.33%
Return on average equity	12.96%	13.33%
Net interest margin	4.89%	4.86%

	12/31/2003	12/31/2002
Balance Sheets
Loans, net of unearned interest	$486,750	$399,134
Total assets	677,172	540,290
Deposits	581,149	469,117
Other borrowings	34,286	15,000
Shareholders’ equity	56,556	52,403
Book value per share	11.62	10.79
Asset Quality
Allowance for loan losses	6,495	5,748
Nonperforming assets	4,104	3,423
Loan loss reserve % of total loans	1.33%	1.44%
Nonperforming assets % of total loans and other real estate	0.84%	0.86%

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